Exhibit 10.1

FIRST AMENDMENT TO CONTINGENT VALUE RIGHTS AGREEMENT

March 23, 2021

This Amendment (this “Amendment”) is made and entered into as of the date first written above, and amends that certain Contingent Value Rights Agreement (the “Agreement”), dated as of December 30, 2019, by and among Gemphire Therapeutics Inc. a Delaware corporation (“Gemphire”), Grand Rapids Holders’ Representative, LLC, as representative of Holders (“Holders’ Representative”), and Computershare Inc. and Computershare Trust Company, N.A., jointly, as rights agent (“Rights Agent”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Agreement.

RECITALS

WHEREAS, the Merger Agreement between Gemphire, Sub, and NeuroBo Pharmaceuticals, Inc. (the “Company”) closed.

WHEREAS, a submission to the FDA of the toxicity study designed to release of the partial clinical hold on Gemcabene has been rejected by FDA resulting in a continued partial clinical hold.

WHEREAS, the Covenant End Date has passed and the Company has exercised its right to discontinue any and all further efforts to develop, divest or otherwise monetize the Gemcabene Technology.

WHEREAS, the Holders’ Representative desires for the Company to develop or otherwise monetize the Gemcabene Technology for use other than to target known lipid metabolic pathways to lower levels of LDL-C, hsCRP and triglycerides.

WHEREAS, the Company and Holders’ Representative desire to amend the Agreement to incentivize the Company to invest in the development of Gemcabene Technology for use in certain indications as the Company may so develop as better described below.

WHEREAS, Section 5.2 of the Agreement provides that, with the consent of the Acting Holders, the Holders’ Representative, Company (when authorized by a Board Resolution), and the Rights Agent may amend the Agreement.

AGREEMENT

The parties agree as follows:

1.          Amendments.

(a)         Section 1.22 of the Agreement is hereby amended and restated in its entirety as follows:

“Gemcabene Technology” means any and all Intellectual Property Rights that are (a) owned or licensed by Parent or its Affiliates as of the Effective Date or during the term of this Agreement, but prior to the closing of any Acquisition and (b) related to or constituting forms of Gemcabene or any salt, hydrate, solvate, anhydrous form, or polymorph thereof, including the monocalcium salt Gemcabene calcium, which is also identified as CI-1027, PF-01430506, and/or PD-072953, methods of using Gemcabene, and methods of manufacturing Gemcabene, including the targeting of known lipid metabolic pathways to lower levels of LDL-C, hsCRP and triglycerides. Notwithstanding the foregoing, Gemcabene Technology shall not include any Intellectual Property Rights owned or controlled by an Acquiror prior to the closing of an Acquisition or developed or acquired by such Acquiror subsequent to such closing independently of any activities of Parent and its Affiliates (excluding such Acquiror) related to Gemcabene Technology and without reliance on or use of any Gemcabene Technology (provided that the Acquiror establishes reasonable internal safeguards designed to ensure that such conditions of independence are satisfied) nor Gemcabene Technology developed by the Company for any uses except chronically treating cardiometabolic diseases (including HoFH, HeFH, SHTG, and FCS) as an agent alone or in combination with another agent (“Company Technology”). Such Intellectual Property Rights as of the date of this Agreement are as set forth on Exhibit A.”

(b)         Section 1.24 of the Agreement is hereby amended and restated in its entirety as follows:

“Gross  Consideration” means, after the retention of an aggregate amount equal to $500,000 by Parent or its Affiliates from the proceeds of a Gemcabene Deal or the Beijing SL Transaction, an amount equal to 80% of the following amounts: (a) all cash consideration paid by a Third Party to Parent or its Affiliates during the CVR Term in connection with any Gemcabene Deal or the Beijing SL Transaction (including royalty payments, but not including, in the case of the Beijing SL Transaction, the $2,500,000 upfront payment), plus (b) with respect to any non-cash consideration received by Parent or its Affiliates from a Third Party during the CVR Term in connection with any Gemcabene Deal or the Beijing SL Transaction, all amounts received by Parent and its Affiliates for such non-cash consideration at the time such non-cash consideration is monetized by the Parent or its Affiliates (which amounts will be subject to payment to the Rights Agent when such non-cash consideration is monetized and such amounts are received by Parent or any of its Affiliates). If a Gemcabene Deal or Beijing SL Transaction also involves assets that are not related to Gemcabene Technology but are related to other proprietary technology, products or assets of Parent or its Affiliates, then the total consideration will be allocated between all such technology, products and assets, and only that consideration allocated to the Gemcabene Technology will be included in Gross Consideration. Notwithstanding the foregoing, with respect to the Company Technology, the Gross Consideration shall mean an amount equal to 10% of the following amounts: (a) all cash consideration paid by a Third Party to Parent or its Affiliates during the CVR Term in connection with any Company Technology minus Permitted Deductions, plus (b) with respect to any non-cash consideration received by Parent or its Affiliates from a Third Party during the CVR Term in connection with Company Technology, all amounts received by Parent and its Affiliates for such non-cash consideration at the time such non-cash consideration is monetized by the Parent or its Affiliates (which amounts will be subject to payment to the Rights Agent when such non-cash consideration is monetized and such amounts are received by Parent or any of its Affiliates).”

(c)         Section 1.32 of the Agreement is hereby amended and restated in its entirety as follows:

“Permitted Deductions” means the sum of: (i) any and all fees, milestone payments and royalties paid by Parent and its Affiliates to Pfizer pursuant to the Pfizer License Agreement with respect to the Gemcabene Technology that is subject to a Gemcabene Deal, plus (ii) all fees, milestones, royalties and other payments paid by Parent and its Affiliates to any other Third Party licensor in consideration for a license to such Third Party’s patents that would be infringed, absent such license, by the practice of such Gemcabene Technology, plus (iii) all patent prosecution and maintenance costs, and drug product storage costs, incurred by Parent and its Affiliates with respect to the Gemcabene Technology, plus (iv) all out-of- pocket transaction costs incurred by Parent and its Affiliates to Third Parties for the negotiation, entry into and closing of a Gemcabene Deal, or any transaction described under (i) – (iii) in this paragraph, including any broker fees, finder’s fees, advisory fees, accountant or attorney’s fees, plus (v) all fees and costs (including any amounts paid for indemnification) payable by Parent to the Rights Agent pursuant to this Agreement, plus (vi) all fees and costs incurred by Parent and its Affiliates after the Closing in connection with the Beijing SL Transaction, including but not limited to those relating to insurance costs, plus (vii) all fees and costs incurred by Parent and its Affiliates to settle any claims relating to tail provisions under investment banking engagement letters entered into by Gemphire prior to the Closing, in each case to the extent such costs have been incurred during the CVR Term and are not reimbursed or paid to Parent or its Affiliate by a Third Party (including a Governmental Entity), plus (vii) with respect to Company Technology only, all cost associated with developing the Company Technology.”

2.          Reference to and Effect on the Agreement. On or after the date hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Agreement as amended hereby.

3.          No Other Amendments. Except as set forth herein, the Agreement shall remain in full force and effect in accordance with its terms.

4.          Recitals. The recitals contained herein shall be taken as the statements of the Company, and the Rights Agent assumes no responsibility for the correctness or completeness of the same.

5.          Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.          Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without reference to any principle or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amendment to Contingent Value Rights Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

NEUROBO PHARMACEUTICALS, INC.

By:	/s/ Richard J. Kang
Name:	Richard J. Kang
Title:	President & CEO

COMPUTERSHARE INC. COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Collin Ekeogu
Name:	Collin Ekeogu
Title:	Manager, Corporate Actions

GRAND RAPIDS HOLDERS’ REPRESENTATIVE, LLC

By:	/s/ Steve Gullans
Name:	Steve Gullans
Title:	Manager